Exhibit 99.1

JANUARY 28, 2013 / 10:00PM GMT, PLXT - Q4 2012 PLX Technology Earnings Conference Call

CORPORATE PARTICIPANTS
 Arthur Whipple PLX Technology - CFO
 David Raun PLX Technology - President and CEO

CONFERENCE CALL PARTICIPANTS
 Christian Schwab Craig-Hallum Capital Group - Analyst
 Krishna Shankar ROTH Capital Partners - Analyst
 Sandy Harrison Wunderlich Securities Inc. - Analyst

PRESENTATION

Operator

Thank you for joining the PLX Technology fourth-quarter and fiscal 2012 financial conference call. All participants will be on mute until the question-and-answer period at the end of the call.

Mr. Arthur Whipple, CFO of PLX, will lead off. Mr. Whipple?

Arthur Whipple - PLX Technology - CFO

Good afternoon, and thank you for joining us today. Also thank you for your patience as we worked through an edit at our wire service provider. Again, I apologize for the delay.

I will start this session with a review of our fourth-quarter and fiscal 2012 financial performance. And David Raun, our CEO, will provide more information on our business and recent events.

As we begin, I'd like to point out that certain statements made in the course of this call regarding our expectations and associated projections will be forward-looking statements. These statements will include comments relating to the introduction and adoption of new products, financial guidance, possible strategic relationships, the development of next-generation technologies, and other areas, and will be made in both our prepared remarks and the subsequent Q&A session.

Our forward-looking statements deal with future events, and are subject to risks and uncertainties. And our actual results could differ materially from our current expectations. Some of the factors that could cause such differences are described in our press release dated January 28, 2013, and in our various SEC filings, including our Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012, and on Form 10-K and 10-K/A for the year ended December 31, 2011.

2012 was a busy year, but one that lived in a shadow of a pending acquisition by IDT. The June quarter was consumed with the pending acquisition of PLX by IDT that was announced on April 30. Meanwhile, our PCI Express revenues and design wins achieved record levels.

In the September quarter, we completed the divestiture of our 10 gig Ethernet business through two transactions with Entropic and Aquantia. And again, we continued to achieve record revenues and design win success for our PCI Express business.

In the recently completed December quarter, we learned that the FTC was intending to block the transaction. PLX agreed to terminate the agreement in the best interest of shareholders to avoid continued legal costs and distractions. This decision was made based on the FTC's ruling to block IDT's notice that they would not extend past January 31 to pursue in court, and IDT's notice that they had no intentions to propose remedies to resolve the FTC's issues. The merger agreement was terminated on December 19.

Despite the turmoil of the last nine months, we are now a stronger and more resilient company. We are looking forward to a solid 2013, with great prospects for PCI Express and the absence of burn associated with 10 gig Ethernet.

Let's discuss the results of operations. Net revenues from continuing operations for the fourth quarter were $23.4 million, down 13% from $26.9 million last quarter. For the year, revenues were $100.2 million compared to $111.2 million a year ago. The decline is associated with the reduced sales of connectivity products.

We had record PCI Express revenues and design wins. In the fourth quarter, gross margin from continuing products was 58.4%. This compares with 59.8% in the prior quarter. For the year, gross margin was 58.6% compared to 58.1% a year ago.

Continuing R&D and SG&A spending came in at $5.9 million and $5.6 million, respectively. R&D spending was lower than last quarter as a result of two product tapeouts in the prior quarter. For the year, non-GAAP OpEx continuing spending came in at $53.7 million. Spending for 10 gig Ethernet R&D is classified as part of discontinued operations. Under accounting rules, shared SG&A costs were not allocated to discontinued operations, although certain SG&A costs associated with our discontinued operations will be eliminated in future quarters. We show them as an element of our continuing operations in 2012.

Shortly after the IDT transaction was announced, we began the process of divesting our 10 gig Ethernet business. Spending for severance and other costs associated with discontinued operations was largely completed in the fourth quarter.

Over the past several years, we've had substantial GAAP losses as we invested in 10 gig Ethernet. For financial statement purposes, we have classified that portion of our business as discontinued operations. We present non-GAAP measures in our press release and we believe are helpful to investors. Excluding such things as discontinued operations, acquisition costs, amortization of intangibles, and stock comp, our non-GAAP P&L shows net income in each of the last three years.

On the balance sheet, cash and investments declined by $1.1 million in the current quarter to $16.7 million. Total liabilities were down by $5.2 million, as we paid off items largely related to the IDT transaction. We received an additional $1.4 million associated with an amendment to the Entropic deal late last quarter. Inventory increased by about $400,000 to $10.6 million as we expanded PCI Express inventories to meet strong customer demand next quarter.

Accounts Receivable was $10.6 million compared to $14.1 million last quarter. The decline reflects both lower shipments and a more linear shipping pattern than in the fourth quarter. DSO stood at 42 days for the current quarter. Collections remain excellent.

As most of you know, we have provided little guidance of our anticipated financial performance while IDT was in the picture. We now expect to see stronger revenue growth through 2013 for our PCI Express products, somewhat offset by the continuing decline of our connectivity products. We expect revenues to be approximately $25 million to $27 million in the first quarter of 2013.

Gross margins are expected to remain strong at approximately 58%, and our non-GAAP OpEx spending is expected to be approximately $52 million for 2013. The quarterly spending will be lumpy. Our first quarter is generally a little higher due to beginning-of-year expenses, including employer payroll taxes. We are expecting operating expense of about $13.9 million, including about $900,000 of stock comp and other GAAP items. We will also have several million dollars in tapeout costs at some point later in the year.

On a different matter, we want to acknowledge the 13D filing made by Potomac Capital Partners and affiliated parties disclosing a 5.1% interest in PLX. Our Board of Directors is also in receipt of a letter from Potomac Capital, wherein Potomac has expressed their view that the PLX Board and management should review strategic alternatives. Our Board is in the process of considering the Potomac letter. We do not intend to take questions or make further comment on this matter.

Now, David Raun will provide further comments on the business.

David Raun - PLX Technology - President and CEO

Thank you, Art. PLX is starting 2013 in a stronger market and a financial position that we have not been in for years, thanks to the intense focus on PCI Express and the product line divestitures in 2012. We start 2013 with our highest-ever PCI Express market share, and owning nearly all the designs in the new high-speed version of the standard Gen 3.

In contrast to this time last year, we are non-GAAP profitable, cash positive, and have a healthy balance sheet. Because of the demand for our Gen 3 chip products and the interest in our Express Fabric solutions in development, we anticipate solid revenue and earnings growth for years to come.

2012 was a year of tremendous change for PLX. With the acquisition by IDT pending, we made a number of key decisions regarding our continuing operations that allowed us to focus our efforts on our successful PCI Express product line and dramatically reduce expenses. Throughout the year, we continued to add to our strong portfolio of design wins for PCI Express Gen 3, and have been gratified to see a faster initial ramp of these products at a rate higher than previous generations.

We see healthy growth potential in the coming year, driven by rapid adoption of our technology; solid PCI Express market share gains; and continued strong design in activity. We believe that our growth and tight expense control, position us well for GAAP profitability this year. Further, our employees are energized by the termination of the acquisition process and the uncertainty it caused, and are firmly committed to our PCI Express product roadmap, and the opportunity to proceed as a focused, growing, and profitable company.

Turning to the fourth quarter, although the PCI Express demand was up at most of our market-leading enterprise storage customers, we saw mixed results from the communications and server segments within the data center. PCI Express shipments for high-end motherboards and graphics were down, due to lower user demand in North America and Europe. Our connectivity products were responsible for the largest portion of the drop in revenues for the quarter. General market conditions, seasonality and the consumer storage space, and inventory management were the main contributors.

Our turns business was particularly weak in the month of December. However, Q1 is off to a good start, with strong bookings throughout January setting us up for growth and profitability this quarter. Our 12 to 48-lane Gen 3 switches continue to ramp into volume production and enterprise storage, communications, motherboard, and graphic applications. Our 64, 80, and 96-lane Gen 3 devices are sampling now, and will start to produce revenue later this year.

Our market share has increased to over 70%, thanks to our leading Gen 3 switches, where we rarely see other standalone switch suppliers. Our design pipeline remains robust, with Gen 3 opportunities currently surpassing Gen 2, Gen 1, and all the bridges combined. This reflects the move in the market to Gen 3 on the design front.

Our focus on market-leading customers, backed by a strong portfolio of products, continued to yield excellent results for calendar year 2012. Our top 15 PCI Express customers, with an average of 20%, with only one of them accounting for more than 5% of our total revenue. Our PCI Express products have yielded a compounded annual growth rate over 25% per year on average. In 2009, PCI Express represented only one-third of PLX's revenue. In 2012, this increased to over two-thirds. This will approach 80% in 2013.

We believe the combination of many factors, including the combined growth of PCI Express, as well as the greater portion of the business that it represents at PLX, the record design wins in 2012, our market leadership in Gen 3, and the later market expansion via Express Fabric, provide strong growth for many years to come.

Let me now open up the lines for questions related to the business.

QUESTION AND ANSWER

Christian Schwab - Craig-Hallum Capital Group - Analyst

Thanks for taking my question. The 11% sequential topline growth that we're expecting into March, which is significantly greater than most chip companies are guiding for, is that like one or two customers in the enterprise and communications market? Or is that a host of customers?

David Raun - PLX Technology - President and CEO

It's a host. What we're seeing is the entire data center customer base is coming back strong. So it's not just the storage guys.

Christian Schwab - Craig-Hallum Capital Group - Analyst

And as we look to the PCI Express Gen 3 switches, you've got 11 in production, is it safe to assume as we exit this year all 18 will be in production?

David Raun - PLX Technology - President and CEO

That is correct.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. And can you kind of elaborate on what exactly is the opportunity for you guys in the solid state drive market?

David Raun - PLX Technology - President and CEO

The solid -- we've been participating in this for a little while. And again, just to repeat where we play, it's when there's more than one controller in the system. So this tends to be the larger systems, plus systems where they have dual controllers and they need the larger amounts of memory. So it's not in every single product that ships.

It's a nice growth area for us, but it's not our biggest growth area. I mean, some of our design wins in the standard storage platforms are larger. But, in this past quarter, for example, we won, it looks like, two to three different SSD cards at Tier 1 guys.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Can you quantify what that can mean to revenue? Meaning how many -- how much did you sell into that marketplace in '12 and what would be a broad envelope of expectations for '13 and '14?

David Raun - PLX Technology - President and CEO

Well, first of all, we don't have any 5% customers. So, we're talking about several million dollars, but not tens of millions of dollars.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay. And then my last question relates to the Express Fabric. I know you guys have talked about that for a while, but really haven't significantly, possibly, explained it to shareholders, kind of given all of the interactions with IDT, for lack of a better word. Can you give us some insight on just what that could mean, as far as a revenue opportunity over the next few years, to PLX?

David Raun - PLX Technology - President and CEO

Yes. First of all, the base business, which is the part you're aware of  and you see on the website, and the 11 products going to 18, that product line is doing very well, and that will be the main growth driver for a number of years. And I don't see that changing. You'll see that continue at 25% compounded growth rate.

On top of that, what we expect to happen is that the PCI Express will layer another opportunity infor the Company, increasing the TAM. All -- what's basically happening here is, we do well inside the box today and that takes it outside the box. There's more challenges with it but it's a much larger opportunity. I think if you go two, three years out, maybe four years out, it doubles the size of the TAM, and then could go up dramatically after that, depending on our execution.

Christian Schwab - Craig-Hallum Capital Group - Analyst

And would you say the TAM is roughly $100 million today?

David Raun - PLX Technology - President and CEO

Today, the PCI Express TAM is larger than $100 million, yes.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. And then is the PCI -- should we expect any changes to the gross margin profile of the Company? Or should we be kind of in this 57% to 59% range going forward?

David Raun - PLX Technology - President and CEO

We're in that range, yes. Don't expect any changes.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Perfect, no other questions. Thank you.

Arthur Whipple - PLX Technology - CFO

Thank you.

David Raun - PLX Technology - President and CEO

Thank you.

Operator

Krishna Shankar, ROTH Capital.

Krishna Shankar - ROTH Capital Partners - Analyst

(inaudible -- microphone inaccessible)?

Arthur Whipple - PLX Technology - CFO

Krishna, you're really distant. Can you speak up?

Operator

Krishna Shankar, your line is open. Please proceed.

Krishna, please proceed with your question.

Your next question comes from the line of Sandy Harrison of Wunderlich. Please proceed.

Sandy Harrison - Wunderlich Securities Inc. - Analyst

Thanks, hopefully, I have better luck here. So, could you talk a little bit about the competitive environment? I realize that, clearly, the FTC just labeled you guys as the sole source provider. But how is that looking? Did this exercise you had with IDT, did that encourage others to join? Have sort of Asian players entered the market? If you could maybe just hit on sort of where things are, the state of the union today on the competitive front.

David Raun - PLX Technology - President and CEO

Yes, PCI Express switches have always been in a competitive environment, not only with other standalone switch providers, but other solutions, including chipsets, CPUs, ASICs, many different things and other standards. As far as the standalone switches out there, it's been primarily IDT all along. And -- but in the Gen 3 front, we really don't see anybody very often, only a few sightings. And again, we're talking about opportunities and a list of opportunities that's larger than we've ever seen in Gen 1 or Gen 2.

As far as other players jumping into it, we've heard rumors of different things, but they have not materialized. We pointed them to the FTC, and they seemed to indicate they weren't real. So we're not aware of anything major right now.

Sandy Harrison - Wunderlich Securities Inc. - Analyst

Got it. And then when you look at sort of the transition from PCI Express 2 to PCI Express 3, do you expect that to be sort of consistent with what we saw from 1 to 2? Or are we really in sort of a beeline now to PCI Express 3 as really the main shipping and will be in pretty much more the main shipping throughout the year?

David Raun - PLX Technology - President and CEO

On the design front, it's the main design. You know, over 50% of the designs now are in Gen 3, but -- and the rest is Gen 2, Gen 1 and bridges. As far as the revenue front, it's still very dominant in the Gen 2 space, because that's going strong. And that will continue to go strong, and then the Gen 3 will layer on it and create the growth that we're expecting.

So because the Gen 2 parts are designed into, for example, the communications space, which has very long product lives, as well as just the data center in general, that will be a strong business for us. We probably will not see Gen 3 surpass Gen 2 revenues until sometime next year.

Sandy Harrison - Wunderlich Securities Inc. - Analyst

Got it. And then have you seen any new applications? I guess the SSD application is one that you've sort of seen pop up for PCI Express, but have you seen any others emerge of late to start to push the TAM higher or add some new shots on goal?

David Raun - PLX Technology - President and CEO

You know, I think the biggest thing is just to continue to increase the attach rate in some of these markets. One is the storage space, because they're more and more dependent on PCI Express we’re finding more homes there.

We've had some other interesting things. We introduced a very low lane count device for more cost-sensitive applications to expand our TAM. So we want to design in a security DVR, which used to be a good business for us in one of the other product lines. We also -- the bridge product, the new USB 3, the PCI Express part that's finding itself into these cables to link two computers together, so you can share the disk drive contents of them.  So those are some new applications. But really, our biggest market by far is within the data center. And we're continuing to focus win designs there.

Sandy Harrison - Wunderlich Securities Inc. - Analyst

Got it. Okay. Thanks for letting me ask questions.

David Raun - PLX Technology - President and CEO

Yes. Thank you.

Operator

Krishna Shankar, ROTH Capital.

Krishna Shankar - ROTH Capital Partners - Analyst

Sorry, I think my line got cut off. Congratulations on your continuing leadership in PCI Express. Can you talk about the competitors, the forces in the market, what you see in terms of competition in the PCI Express market? And size for us again, you know, the market -- the size of the market for PCI Express, and at what rate do you think it will grow in fiscal year '13 and '14.

David Raun - PLX Technology - President and CEO

Yes. My estimates have the market for PCI Express of the types of parts we sell at about $100 million, $110 million, $120 million this past year, growing to about $130 million in 2013, somewhere between 15%, 25% growth overall. And a good portion of that is switches.

As far as the competitive landscape, Gen 3 is where the new design activity is, at least half if not 60%. And that will probably go quickly to 70% of the design opportunities in Gen 3. You know, we see a few sightings, but for the vast majority of the accounts we go in, we just don't even see another Gen 3 provider in the marketplace, where it was very different in Gen 2.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay. And I missed the guidance for the March quarter. Art, can you give us the guidance for March quarter again in terms of revenues, margins, and OpEx? And did you give any guidance for the entire year?

Arthur Whipple - PLX Technology - CFO

Yes, a little bit. Let me go through that with you briefly. So for the quarter, we expect to -- on revenue, expect to do somewhere between $25 million and $27 million in the first quarter. Continuing to expect gross margins at around 58%, and our non-GAAP OpEx spending basically for the year 2013 is going to be $52 million. For the next quarter, we're estimating that that number is about $13 million plus another $900,000 associated with stock comp and other GAAP issues. So, $13 million next quarter and $52 million for the year.

We will have some tapeouts that will make one of those quarters out there a little larger than the others. And, of course, this quarter is always a little high because of the employee payroll taxes and audit expenses, and things of that sort.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay. And on the balance sheet, are there any other cash inflows that are pending because of the two divestitures?

Arthur Whipple - PLX Technology - CFO

The next cash inflow from those is actually not going to happen until September, so about eight months from now. That's a few million dollars at that time. There are other things that might happen, but we're not counting on at the moment. So nothing in the short-haul.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay. And Dave, between the categories of routers, switches, solid-state storage, PCI graphics cards, can you sort of rank-order them in terms of importance to you, either in terms of market size or growth, what's kind of the key market, end market drivers?

David Raun - PLX Technology - President and CEO

Okay, there's a handful. (laughter) Let me try to give you -- clearly, the entire storage space for us is the largest now and the fastest-growing portion. And that's in design wins, revenues and everything. And that's -- with all the Tier 1 guys that build storage, you know, enterprise-level storage systems.

Mixed in that are SSDs and everything else, including just standard fanout applications in the system. So, that's the largest. And then the second-largest would be the communications space, which is in switches and routers. Switches would be a bigger portion of the business -- supervisory cards, all of that, that goes into that. And those are control plant applications, and they just keep using the switches over and over again throughout.

So, the term cookie-cutter some people use -- they keep -- continue to use it. And then, you know, the server market, just the plain old generic server markets are not very large for us these days, because that's just -- just has an Intel CPU. But some of the storage servers serving the storage market are good. And then we've got the graphics. The dual GPU graphics, that could be a very nice large market for us. That -- because we're the supplier -- we're the only supplier of that chip, both to the motherboards and to the two leaders in that marketplace. So, if I could clarify that a little bit more, let me know.

Krishna Shankar - ROTH Capital Partners - Analyst

I think that's helpful. And then, there's been talk about using PCI Express and the Fabric also for things like this Open Compute project. What is that market opportunity for you? And do you have any engagements or design wins there?

David Raun - PLX Technology - President and CEO

It's a big focus in our developing area in our forward-looking activities with key customers and the marketplace. So, we are driving that. And we're driving it because we're getting very positive feedback and the TAM potential expansion is very large.

I mean, if you look at a company like Mellanox, they claim the TAM is a $5 billion TAM, if they sell throughout the data center and the fabric. We're not suggesting we're going to do it throughout, but there are parts of it that look pretty attractive that should at least be able to drive our TAM up hundreds of millions of dollars, if not approach the billion-dollar number.

So, that's a big focus of the Company, but that's not revenue for us this year or really next year. That's a 2015 event and beyond.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay, great. Thank you.

Operator

Christian Schwab, Craig-Hallum Capital.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Yes, just a quick follow-up. Regarding the mix in the quarter, can you tell us what PCI Express and  connectivity was? If you mentioned it, I missed it. I'm sorry.

Arthur Whipple - PLX Technology - CFO

Yes. Hold on just a second. Let me grab that for you. In the most recent quarter, the connectivity business was about 31% of revenues and 69% was PCI Express.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Thank you.

Arthur Whipple - PLX Technology - CFO

You bet.

Operator

At this time, there are no further questions. And I would like to turn the conference back over to Mr. David Raun, President and CEO. Please proceed, sir.

David Raun - PLX Technology - President and CEO

Thank you. Although it was a year of uncertainty, the Company is now in excellent shape and the team is excited about our prospects as we move forward. The organization is rallying around PCI Express focus, independence, a path to GAAP profitability, and leveraging our unique position with some of the most premier customers in the world.

The record design wins in 2012, led by our leadership Gen 3 portfolio, will fuel our growth over the next 12 months and beyond. Our solid bookings in January are getting us off to a good start where we expect to see nice growth.

We are looking to maximize the value to shareholders. The best way we see to do this right now is to focus on continuing to improve the income statement, the balance sheet, and build our position in the PCI Express market. We have made great progress over the past six months and expect we can continue to do so. Once again, the Company is now focused on what we do best. That's PCI Express. Backed by one of the best engineering teams in the industry with new innovative products in the pipeline, I'm very excited about the future.

In closing, I want to express my gratitude to all of our employees for their firm commitment to excellence and for their hard work over this past crazy year. I also want to thank our customers for their enduring support during this time of transition and our shareholders for their continued interest in PLX. Thank you for your time.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a wonderful day.